CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated January 24, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A No. 33-7497 and 811-4765) of Dreyfus Premier New York Municipal Bond Fund.

ERNST & YOUNG LLP

New York, New York
March 26, 2007